Exhibit 99.1 - Press Release dated November 5, 2007

NEWS RELEASE for November 5, 2007

Contact:	Joe Allen	Sid L. Anderson, Chairman
	Allen & Caron Inc	Chatsworth Data Solutions, Inc
	212-691-8087	918-645-3701
	joe@allencaron.com	sid@slacollc.com

CHATSWORTH DATA ANNOUNCES THE APPOINTMENT OF DIRECTORS

CHATSWORTH, CA (November 5, 2007) Chatsworth Data Solutions, Inc. (OTCBB:CHWD) (the “Company”) announced today that effective November 1, 2007, Steven W. Lefkowitz and Teong C. Lim were appointed to the company’s board of directors by the remaining directors, replacing Gregory A. Nihon and Kerry Stirton who have resigned.

    Steven W. Lefkowitz, 51, founded Wade Capital Corporation, a privately held investment firm, and has served as its President since 1990. From 1988 to 1990, Mr. Lefkowitz served as a Vice President of Corporate Finance for Drexel Burnham Lambert, Incorporated, where he had been employed since 1985. Mr. Lefkowitz serves on the Board of Directors of Franklin Credit Management Corporation (NASDAQ:FCMC) and several private companies including AIS, RE, RMTS LLC, and MedConx, Inc. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University.

    Teong C. Lim, 68, is currently serving as Director for Electronic Sensor Technology, Inc. (OTC:BB “ENSR”).  Prior to his retirement from EST in July 2007, Dr. Lim held various senior management positions, including President and CEO. Dr. Lim is a Senior Life Member of the Institute of Electrical and Electronics Engineers (IEEE) and Professional Engineers of Canada. Dr. Lim has served on the Program Committee and Session Chairman for many symposia and has more than 30 technical publications. Dr. Lim received a Bachelor of Science degree in engineering from National Taiwan University, a Master of Science degree in electrical engineering from Ottawa University and a Ph.D. degree from McGill University. From 1968 to 1970, he was a Postdoctoral Fellow at Imperial College of Science, Technology and Medicine of London University in England. Dr. Lim also received an MBA degree from Pepperdine University in 1982. Presently, he is serving as a Regent of the Loyola Marymount University (LMU).

    “Chatsworth Data Solutions, Inc. is fortunate to have two individuals with the experience and expertise of Mr. Lefkowitz and Mr. Lim join its board. I know the other directors join me in welcoming Steve and Teong to the board and look forward to the opportunity to work with them going forward,” said Sid L. Anderson, the Company’s Chairman and Executive Director.

    Anderson said that Gregory A. Nihon and Kerry Stirton have resigned from the company’s board of directors effective October 31, 2007. Mr. Nihon is resigning for family reasons relating to the recent loss of his father, the late Robert Nihon. Mr. Stirton is resigning all outside directorships to devote 100% of his efforts to his partnership business interests. “Both Greg and Kerry will be greatly missed,” said Anderson. “Their contributions to the Company since joining the board August 2006 have been numerous and invaluable. It is extremely difficult for anyone to balance the time requirements of being a board member with other business and personal interests. The Company appreciates the time Greg and Kerry committed to the Company and certainly wish them every success in the future.”

About Chatsworth Data Solutions, Inc.

    Located in Chatsworth, CA, the Company is the parent of Chatsworth Data Corporation (“CDC”), of Chatsworth, CA. CDC has been trusted worldwide for 35 years as a provider of innovative, highly accurate and economically priced intelligent data capture technology. CDC provides the front end optical mark sensing and image scanning systems designed to meet the forms capture and document management needs of value added resellers, system integrators and applications developers who embed CDC technology into solutions tailored for several key markets. Chief among them are gaming, educational testing, elections, surveying, and intelligence gathering. Over a million reader and optical head assemblies have been sold by CDC to date. CDC also develops impact recording devices for packaging, shipping, insurance and transportation companies as well as organizations that manufacture fragile or sensitive products. Shares of Chatsworth Data Solutions, Inc. are traded on OTC:BB under the symbol CHWD. For more information about the Company and CDC, visit www.chatsworthdata.com.

Forward Looking Statements

    This release contains or may contain certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in this release, the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the sections of the Company’s reports filed or to be filed with the Securities and Exchange Commission entitled “Risk Factors”) relating to the Company’s industry, the Company’s operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future results, levels of activity, performance or achievements and actual results or developments may differ materially from those in the forward looking statements. The Company does not undertake any obligation to update any of the forward-looking statements to conform these statements to actual results.